Exhibit 99.1
CELSIUS ANNOUNCES 252% INCREASE IN REVENUE
Case sales volume increase fourfold

Delray Beach, FL—August 12, 2010—Celsius Holdings, Inc., (NASDAQ: CELH) the creator and marketer of Celsius®, Your Ultimate Fitness Partner™, today reported results of operations for the second quarter ended June 30, 2010.

Revenue for the quarter totaled $4.1 million as compared to $1.2 million for the same quarter in 2009, an increase of 252%. The Company recorded a net loss of $3.0 million for the 2010 quarter as compared to $1.4 million for the same period last year, or ($0.16) and ($0.19) per share, respectively. For the six months ended June 30, 2010, the Company recorded a net loss of $8.9 million or ($0.54) per share on net revenues of $ 6.4 million, as compared to a net loss of $2.6 million or ($0.35) on net revenues of $2.1 million, during the 2009 period.

Commenting on the results of the quarter, Steve Haley, Chairman and Chief Executive Officer of Celsius, stated, “We are really starting to see momentum of our brand come to fruition. While our revenue more than tripled in the second quarter of 2010 from the comparable period in 2009, our actual case volume increased to 213,600 from 52,300 a year ago. This is more than a fourfold increase year to year.

“Case equivalent sales increased from 128,600 in the first quarter of 2010 to 213,600 for the second quarter which is a 66% gain over the sequential quarter.”

Haley continued, “We are even more excited about the consumer takeaway at retail. We had a 556% increase from December of 2009 to the month of June 2010.

“We have had and continue to have a comprehensive trade and consumer marketing program which includes TV, radio, newsprint, magazines, social networking, product demonstrations, couponing and other trade promotions. While the first quarter was focused on getting on the shelf, the second and third quarters are aimed at getting consumers to purchase Celsius. In that regard we are extremely pleased.

“A significant portion of our success has been the trade promotions which include coupons, slotting fees, trade advertising and temporary price reductions. We expect the total amount spent in this regard this year will exceed $4.5 million. However, accounting rules require us to reduce revenue for these promotional expenses. We continue to believe this is the correct course to build brand recognition and sales and we are seeing the results of our efforts. As we have said in the past, we will do our best to be transparent with our expectations and accordingly, based on our latest forecast and estimated promotional expenses for the balance of the year, net revenue for 2010 (after giving effect to promotional expenses) is expected to be in the range of $15 million to $18 million. Notwithstanding our significant marketing and sales expenses, with the recently announced $3.0 million line of credit furnished to us by Carl DeSantis, we still expect to have approximately$2.0 million in cash at year end.  Moreover, we still anticipate reaching profitability in the first quarter of 2011.”

Conference Call Information:

Celsius Holdings will host a conference call to review its second quarter 2010 results on Thursday, August 12, 2010 at 11:00 a.m. Eastern.  The call will be hosted by Steve Haley, Chairman and Chief Executive Officer, and Geary Cotton, Chief Financial Officer. Interested parties may access the conference call via web cast at www.celsius.com. The call will also be available by dialing the following numbers: (877) 407-9205 (domestic) or (201) 689-8054 (international), conference ID 354936.

The webcast will be archived after the call and will be available at the original webcast link at www.celsius.com under the investor page for thirty days thereafter. A replay of the conference call will be available two hours after the call and for five business days thereafter (August 19, 2010) by dialing domestically: 877-660-6853 or internationally: 201-612-7415 and entering account code: 286 and the conference ID: 354936.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ:CELH) markets Celsius®, Your Ultimate Fitness PartnerTM, which is backed by science. Celsius is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. and Celsius, Your Ultimate Fitness PartnerTM, is available at http://www.celsius.com.

Forward-Looking Statements
This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30	December 31
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$6,476,915	$606,737
Accounts receivable, net	2,099,559	2,124,788
Inventories, net	2,712,997	1,650,337
Other current assets	798,768	893,202
Total current assets	12,088,239	5,275,064

Property, fixtures and equipment, net	138,760	179,832
Other long-term assets	17,177	18,840
Total Assets	$12,244,176	$5,473,736

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$3,371,383	$1,722,031
Short term portion of other liabilities	-	23,074
Due to related parties, short-term portion	95,108	1,110,000
Total current liabilities	3,466,491	2,855,105

Convertible note payable, net of debt discount	-	34,519
Convertible note payable, net of debt discount, related party	2,000,000	5,620,052
Due to related parties, long-term portion	-	61,034
Other liabilities	-	55,183
Total Liabilities	5,466,491	8,625,893

Stockholders’ Equity (Deficit):
Preferred stock	-	-
Common stock	18,420	12,030
Additional paid-in capital	34,779,430	15,997,210
Accumulated deficit	(28,020,165)	(19,141,397)
Total Stockholders’ Equity (Deficit)	6,777,685	(3,152,157)
Total Liabilities and Stockholders’ Equity (Deficit)	$12,244,176	$5,473,736

Celsius Holdings, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Net revenue	$4,103,426	$1,166,062	$6,440,310	$2,137,473
Cost of revenue	2,241,365	676,312	3,741,928	1,220,836
Gross profit	1,862,061	489,750	2,698,382	916,637

Selling and marketing expenses	3,920,811	1,454,235	8,676,263	2,675,280
General and administrative expenses	936,152	448,965	2,290,330	803,740
Loss from operations	(2,994,902)	(1,413,450)	(8,268,211)	(2,562,383)

Interest expense, net	31,382	26,544	610,557	55,541

Net loss	$(3,026,284)	$(1,439,994)	$(8,878,768)	$(2,617,924)

Basic and diluted:
Weighted average shares outstanding	18,406,432	7,480,662	16,561,223	7,461,896
Loss per share	$(0.16)	$(0.19)	$(0.54)	$(0.35)

Contact information:
Investor Relations: John McNamara, 212-554-5485, john@cameronassoc.com
Geary Cotton, CFO, (866) 4-CELSIUS, (561) 276-2239, gcotton@celsius.com

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